                                                                    EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 2 to Registration Statement No. 333-45331 of Worldtex, Inc. on Form S-4 of our report dated October 14, 1997 (relating to the financial statements of Elastic Corporation of America ("ECA") (a division of NFA Corp.) as of and for the fiscal years ended December 28, 1996, December 30, 1995 and December 31, 1994, which report expresses an unqualified opinion and includes an explanatory paragraph that describes the basis of presentation of the ECA financial statements) appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts


April 9, 1998